UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
MYLAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 29, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Mylan Inc., which will be held at 10:30 a.m. (PDT) on May 6, 2011, at the InterContinental Los Angeles Century City, 2151 Avenue of the Stars, in Los Angeles, California. Details about the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own. Whether or not you currently plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly signing, dating and returning the enclosed proxy card. A return envelope, which requires no additional postage if mailed in the United States, is enclosed for your convenience. Alternatively, you may vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Coury
Chairman and Chief Executive Officer

*IMPORTANT NOTICE REGARDING ADMISSION TO THE MEETING*

EACH SHAREHOLDER PLANNING TO ATTEND THE MEETING WILL BE ASKED TO PRESENT VALID PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT.

IN ADDITION, EACH SHAREHOLDER MUST PRESENT HIS OR HER ADMISSION TICKET, WHICH IS A PORTION OF THE ENCLOSED PROXY CARD. PLEASE TEAR OFF THE TICKET AT THE PERFORATION.

IF YOU ARE A SHAREHOLDER, BUT DO NOT OWN SHARES IN YOUR OWN NAME, YOU MUST BRING PROOF OF OWNERSHIP (E.G., A CURRENT BROKER’S STATEMENT) IN ORDER TO BE ADMITTED TO THE MEETING.

ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 10:00 A.M., AND SEATING WILL BEGIN AT 10:30 A.M. CAMERAS OR OTHER PHOTOGRAPHIC EQUIPMENT, AUDIO OR VIDEO RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

*PLEASE JOIN US — A CONTINENTAL BREAKFAST WILL BE SERVED*

1500 Corporate Drive
Canonsburg, PA 15317

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of Mylan Inc. (the “Company”) will be held at the InterContinental Los Angeles Century City, 2151 Avenue of the Stars, in Los Angeles, California on Friday, May 6, 2011, at 10:30 a.m. (PDT), for the following purposes:

•	to elect 11 directors, each for a term of one year;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	to approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Proxy Statement;

•	to vote, on an advisory basis, on the frequency of the advisory vote to approve the compensation of the named executive officers of the Company; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s common stock at the close of business on March 18, 2011 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. We will make available at the Annual Meeting a complete list of shareholders entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary

March 29, 2011

PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO AND YOUR VOTE AT THE ANNUAL MEETING WILL REVOKE ANY PROXY YOU MAY SUBMIT.

THE PROXY STATEMENT AND THE 2010 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.MYLAN.COM.

i

MYLAN INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 6, 2011

VOTING RIGHTS, PROXIES AND SOLICITATION

General

We are furnishing this Proxy Statement to shareholders of Mylan Inc., a Pennsylvania corporation (“Mylan” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2011 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, May 6, 2011, at 10:30 a.m. (PDT), at the InterContinental Los Angeles Century City, 2151 Avenue of the Stars, in Los Angeles, California, for the purposes set forth in the accompanying Notice of Annual Meeting. We are mailing this Proxy Statement and the enclosed proxy card to shareholders on or about April 1, 2011.

Our Board has fixed the close of business on March 18, 2011 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 437,595,898 shares of our common stock, par value $0.50 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Shareholders do not have cumulative voting rights.

Quorum

Holders of a majority of the outstanding shares of our Common Stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares each will be treated as shares present for purposes of determining the presence of a quorum.

Voting

Shareholders may cast their votes at the meeting, over the Internet, by submitting a printed proxy card, or by calling a toll-free number.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed instruction card in the enclosed postage-paid envelope or contact your broker, bank nominee or other institution to determine whether you will be able to vote over the Internet or by telephone.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in a brokerage account or through a bank or other nominee (“street name”), you will need to bring a legal proxy obtained from your broker, bank or nominee which will authorize you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone, so that your shares may be represented and voted at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy at any time before it is voted by submitting another properly executed proxy showing a later date, by filing a written notice of revocation with Mylan’s Corporate Secretary, by casting a new vote over the Internet or by telephone, or by voting in person at the Annual Meeting. The contact information for the Company’s Secretary is stated on page 36 under “Communications With Directors.”

Votes Required

Election of Directors

Mylan has adopted a standard requiring that a director nominee receive a majority of the votes cast; in other words, the number of shares voted “for” a Director must exceed 50% of the votes cast with respect to that Director. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these votes. If a Director receives less than a majority, the Director shall submit his or her resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee, who will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

You may vote either “FOR” or “WITHHOLD AUTHORITY” with respect to each nominee for the Board.

Plurality voting will still apply to contested elections.

Consideration of the Dodd-Frank Say-on-Pay and Say-on-Pay Frequency, and Ratification of Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

The consideration of the Dodd-Frank items (i.e., the say-on-pay and say-on-pay frequency advisory votes) and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011 each will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these votes. If the selection of Deloitte & Touche LLP is not ratified by our shareholders, the audit committee will reconsider its recommendation.

Multiple Shareholders Sharing the Same Address

In accordance with the notices we previously sent to street name shareholders who share a single address, we are sending only one Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Proxy Statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of our Proxy Statement, you can request householding by contacting Mylan’s Corporate Secretary. The contact information for the Company’s Secretary is stated on page 36 under “Communications With Directors.”

Proxy Solicitation

Mylan will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board to our shareholders. Proxies may be solicited without additional compensation by directors, officers and employees of Mylan and its subsidiaries. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by our directors, officers or other regular employees. In addition, the Company has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in soliciting proxies at a cost of approximately $10,000 plus expenses.

ITEM 1 — ELECTION OF DIRECTORS

Mylan’s Board currently consists of 11 members. All nominees listed below have previously been elected as directors by shareholders, except for Robert J. Cindrich and Heather Bresch who were appointed to the Board as of March 1, 2011. Our directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the 11 nominees listed below has consented to act as a director of Mylan if elected. If, however, a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Director Nominees

Information about each director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age and tenure on the Company’s Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Robert J. Coury Age 50 2002	Mr. Coury has served as Chairman of the Board of Mylan since May 2009, before which he was Vice Chairman commencing in March 2002. He has also served as Mylan’s Chief Executive Officer since September 2002. Before joining Mylan, he was Chief Executive Officer and principal owner of Coury Consulting, L.P., a Pittsburgh, Pennsylvania corporate advisory firm that he founded in 1989. Mr. Coury’s prior business experience, coupled with his in-depth knowledge of the Company and leadership experience as the Company’s CEO, as well as his service and strategic vision as Vice Chairman and then Chairman of the Board for over nine years - the most transformational time the Company has seen - led the Board to again nominate Mr. Coury to the Board.
Rodney L. Piatt, C.P.A.* Age 58 2004	Mr. Piatt has served as Vice Chairman of the Board of Mylan since May 2009. Since 1996, he is also President and owner of Horizon Properties, a real estate and development company. Since 2003, Mr. Piatt has also served as Chief Executive Officer and Director of Lincoln Manufacturing Inc., a steel and coal manufacturing company. Mr. Piatt brings extensive experience to the Board as an auditor and a successful business owner. In addition, his seven year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Piatt, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his financial and business expertise and his leadership experience, led the Board to again nominate Mr. Piatt to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Heather Bresch Age 41 2011	Ms. Bresch has served as Mylan’s President since July 2009, before which she was Mylan’s Executive Vice President and Chief Operating Officer since October 2007. She previously served as Head of North American Operations since January 2007 and Senior Vice President, Strategic Corporate Development, beginning in February 2006. Ms. Bresch joined Mylan in 1992, and has held a number of management positions, including Vice President, Strategic Corporate Development from May 2005 to February 2006, Vice President of Public and Government Relations from February 2004 to April 2005, Director of Government Relations from March 2002 to February 2004, and Director of Business Development from January 2001 to March 2002. Ms. Bresch’s extensive industry and leadership experience, as reflected in this summary, coupled with her unique and in-depth knowledge about the Company, led the Board to nominate Ms. Bresch to the Board.
Wendy Cameron Age 51 2002	Ms. Cameron has served as Director and Co-Owner of Cam Land LLC, a harness racing business in Washington, Pennsylvania, since January 2003. From 1981 to 1998, she was Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. Ms. Cameron also serves as Chairman of the Washington Hospital Board of Trustees and of the Washington Hospital Executive Committee. In addition to being a business owner and having held an executive position with one of the nation’s largest bottlers for nearly 20 years, Ms. Cameron’s nine year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Ms. Cameron, along with her fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with her commitment to community service and her leadership experience, led the Board to again nominate Ms. Cameron to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Robert J. Cindrich Age 67 2011	Mr. Cindrich currently serves as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (“UPMC”), a global health enterprise. From 2004 through 2011, Mr. Cindrich was the chief legal officer of UPMC. From 1994 through 2004, Mr. Cindrich served as a judge of the United States District Court for the Western District of Pennsylvania. Prior to that appointment, he was active as an attorney in both government and private practice, including positions as the Allegheny County Assistant Public Defender and Assistant District Attorney and the U.S. Attorney for the Western District of Pennsylvania. Mr. Cindrich’s extensive legal and leadership experience, as reflected in this summary, coupled with his in-depth knowledge of the healthcare industry, led the Board to nominate Mr. Cindrich to the Board.
Neil Dimick, C.P.A.* Age 61 2005	Currently retired, Mr. Dimick previously served as Executive Vice President and Chief Financial Officer of Amerisource Bergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor. Mr. Dimick also serves on the boards of directors of HLTh Corporation (formerly Emdeon Corporation), WebMD Health Corp., Alliance Imaging, Inc., Thoratec Corporation and Resources Connection, Inc. Mr. Dimick has extensive experience as a director of several other public companies, as reflected above. In addition, his six year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Dimick, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his substantial industry experience and his business and accounting background, led the Board to again nominate Mr. Dimick to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Douglas J. Leech, C.P.A.* Age 56 2000	Since 1999, Mr. Leech has served as Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc., prior to which he was Chief Executive Officer and President of Huntington Banks West Virginia. Mr. Leech’s professional experience has provided him both financial and business expertise and leadership experience. In addition, his eleven year tenure on the Mylan board has included the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Leech, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his years of business experience, led the Board to again nominate Mr. Leech to the Board.
Joseph C. Maroon, M.D. Age 70 2003	Dr. Maroon is currently Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, UPMC and has held other positions at UPMC since 1998. He has also served as the team neurosurgeon for the Pittsburgh Steelers since 1981. From 1995 to 1998, Dr. Maroon was Professor and Chairman of the Department of Surgery at Allegheny General Hospital, and from 1984 to 1999, he was Professor and Chairman of the Department of Neurosurgery at Allegheny General Hospital. Dr. Maroon has earned numerous awards for his contributions to neurosurgery from various national and international neurological societies throughout his career; and his patients travel from all over the world to seek his care. In addition, his eight year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Dr. Maroon, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with Dr. Maroon’s exceptional medical and leadership experience, led the Board to again nominate Dr. Maroon to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Mark W. Parrish Age 55 2009	Mr. Parrish has served as Chairman and CEO of Trident USA Health Services, a premier provider of mobile X-ray and laboratory services to the long-term care industry, since 2008. Earlier, commencing in 2001, he held management roles of increasing significance with Cardinal Heath Inc. and its affiliates, including Chief Executive Officer of Healthcare Supply Chain Services for Cardinal Health from 2006 to 2007. Mr. Parrish also serves as President of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies; and senior adviser to Frazier Healthcare Ventures, a health care oriented growth equity firm. Mr. Parrish previously served on the board of directors of Biovail Corporation, a Canadian pharmaceutical company, until September 2010. Mr. Parrish’s extensive industry and leadership experience, as reflected in this summary, and his dedicated service to the Board since joining in 2009, led the Board to again nominate Mr. Parrish to the Board.
C.B. Todd Age 77 1993	Currently retired, Mr. Todd served as President and Chief Operating Officer of Mylan from 2001 to 2002. From 1970 until his initial retirement from Mylan in 1999, he served Mylan in various capacities, including Senior Vice President (1987-1999), President, Mylan Pharmaceuticals (1991-1999), Senior Vice President, Mylan Pharmaceuticals (1987-1991) and Vice President-Quality Control, Mylan Pharmaceuticals (1978-1987). In addition to his long-term experience with and commitment to the Company as both an executive officer and director spanning over 30 years, his most recent tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Todd, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s external strategies. This experience, combined with Mr. Todd’s years of service to the Company led the Board to again nominate Mr. Todd to the Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Randall L. (Pete) Vanderveen, Ph.D., R.Ph Age 60 2002	Dr. Vanderveen has served as Dean, John Stauffer Decanal Chair, of the School of Pharmacy, University of Southern California since September 2005. From 1998 to 2005, he served as Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, Pittsburgh, Pennsylvania, before which he was Assistant Dean and Associate Professor at Oregon State University, in Portland, Oregon from 1988 to 1998. Dr. Vanderveen has an extensive pharmaceutical and academic background, as reflected in this summary. In addition, his nine year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Dr. Vanderveen, along with his fellow Directors, gained invaluable public company experience about Mylan’s internal workings and external strategies. This experience, combined with Dr. Vanderveen’s pharmaceutical and leadership experience, led the Board to again nominate Dr. Vanderveen to the Board.

*	All C.P.A. distinctions in this Proxy Statement refer to “inactive” status.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Meetings of the Board

In 2010, our Board met 15 times. In addition to meetings of the Board, directors attended meetings of individual Board committees. In 2010, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during the periods for which he or she served. In addition to Board and committee meetings, it is the Company’s policy that directors are expected to attend the Annual Meeting. All members of the Board except for Dr. Vanderveen attended the 2010 Annual Meeting of Shareholders.

Non-management members of the Board meet in executive sessions on a regular basis. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management directors. Rodney Piatt, the Vice Chairman of the Board, has been chosen to preside at such executive sessions. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, see “Communications with Directors” below.

Board Committees

The principal standing committees of the Board include the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each such committee operates under a written charter, current copies of which are available on the Company’s corporate website at www.mylan.com under the heading “Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. A copy of the Charter of the Audit Committee is also attached hereto as Appendix A.

The table below provides 2010 membership and meeting information for our principal Board committees.

Governance and
Director	Audit	Compensation	Nominating

Wendy Cameron		X	X
Robert J. Coury
Neil Dimick, C.P.A.	X
Douglas Leech, C.P.A.	C		C
Joseph Maroon, M.D.		X
Mark W. Parrish
Rodney L. Piatt, C.P.A.	X	C	X
C.B. Todd
Randall L. (Pete) Vanderveen, Ph.D.
Meetings during 2010	7	2	2

C = Chairperson

X = Member

Audit Committee and Audit Committee Financial Expert.  The Audit Committee’s responsibilities include the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of its audit plan and related fees and the results of their audit; reviewing with management, the Company’s internal audit scope, plan and ongoing results; and reviewing with management both the Company’s financial statements and related disclosures and its assessment of the Company’s internal control over financial reporting. All of the members of the Audit Committee are independent directors, as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (the “SEC”) and the Nasdaq listing standards. The Board has determined that each of the Audit Committee members — Mr. Leech, Mr. Dimick and Mr. Piatt — is an “audit committee financial expert”, as that term is defined in the rules of the SEC. The Board has determined with regard to Mr. Dimick, who serves on the audit committees of more than three public companies, that such simultaneous service does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee.  The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and oversees and approves the compensation program for the Company’s executive officers. The Compensation Committee plays a very active role, including the regular review of the Company’s compensation programs against industry practices, the Company’s strategic goals and emerging trends as well as to ensure strong links between executive pay and performance, as well as alignment with shareholder interests. The Compensation Committee also administers the Company’s equity compensation and benefit plans. All of the members of the Compensation Committee are independent directors as defined in the applicable Nasdaq listing standards.

Governance and Nominating Committee.  The Governance and Nominating Committee (the “G&N Committee”) is responsible for the nomination of candidates for the Board and the oversight of all aspects of the Company’s corporate governance initiatives. All of the members of the G&N Committee are independent directors as defined in the applicable Nasdaq listing standards.

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, the G&N Committee has adopted the following criteria with regard to traits, abilities and experience that the Board looks for in determining candidates for election to the Board:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Each Director should have relevant expertise and experience and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each Director should have the ability to exercise sound business judgment.

In addition, a majority of the members of the Board should be “independent,” not only as that term may be defined legally or mandated by the applicable Nasdaq listing standards, but also without the appearance of any conflict in serving as a director. For a director to be considered independent, the Board must determine that he or she does not have any material relationship with the Company, either directly or indirectly (other than in his or her capacity as a director).

Finally, while the G&N Committee does not have a formal policy with respect to diversity, such Committee and the Board as a whole believe that it is important for Board members to represent diverse viewpoints, and further that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities.

The G&N Committee will consider director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the G&N Committee will take into consideration the needs of the Board and the qualifications of the candidate, including those traits, abilities and experience identified above. Any submission of a proposed candidate for consideration by the G&N Committee should include the name of the proposing shareholder and evidence of such person’s ownership of Mylan stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a director of the Company, and the proposed candidate’s signed consent to be named as a director if recommended by the G&N Committee. Such information will be considered by the Chairman of the G&N Committee, who will present the information on the proposed candidate to the entire G&N Committee.

Any shareholder recommendation of a proposed candidate must be sent to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, not later than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The G&N Committee identifies new potential nominees by asking current directors and executive officers to notify the G&N Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The G&N Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the G&N Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the G&N Committee as a potential candidate, the G&N Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the G&N Committee determines that the candidate warrants further consideration, the Chairman or another member of the G&N Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the G&N Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the G&N Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, G&N Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The G&N Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Director Independence

The Board has determined that Ms. Cameron, Mr. Cindrich, Mr. Dimick, Mr. Leech, Dr. Maroon, Mr. Parrish, Mr. Piatt, Mr. Todd and Dr. Vanderveen have no material relationships with the Company and concluded that they are independent directors under the applicable Nasdaq listing standards. With respect to Messrs. Leech, Piatt and Todd, the Board considered their past relationships with the Company, which relationships are no longer in existence, and determined that such past relationships are not material. Mr. Coury and Ms. Bresch are not independent directors due to their current service as the Company’s Chief Executive Officer and President, respectively.

Board of Directors Leadership Structure

Mylan’s Board annually elects one of its own members as the Chairman of the Board. Mr. Coury has served as both the Chairman of our Board and our Chief Executive Officer since being appointed as chairman in May 2009. Our Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interest of the Company and our shareholders at any given time. We believe our current board leadership structure is appropriate because it recognizes that in most cases one person should speak for and lead the company and the Board in order to promote unified leadership and direction. In addition, the Board believes that Mr. Coury has been extremely effective in serving as a liaison between the Board and management by serving the company in both capacities. In addition, our governance structure provides effective oversight by the Board in the following ways:

•	nine of the 11 members of our Board are independent;

•	the Board has established and follows robust corporate governance guidelines, which are publicly available on our website;

•	our Audit, Compensation, Compliance, Finance and G&N Committees are all composed entirely of independent directors; and

•	our independent directors meet regularly in executive sessions chaired by our independent Vice Chairman, Mr. Piatt.

Board of Directors Risk Oversight

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). The Audit Committee also receives reports from management addressing risks impacting the day-to-day operations of the Company. Our internal auditing function meets with the Audit Committee on a quarterly basis to discuss any potential risk or control issues. The Audit Committee reports regularly to the full Board, which also considers the Company’s entire risk profile. The full Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s approval for risk. While the Board oversees the Company’s overall risk management strategy, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is a highly effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Code of Ethics; Corporate Governance Principles; Code of Business Conduct and Ethics

The Board has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Board also has adopted Corporate Governance Principles as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Current copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are posted on the Company’s website at www.mylan.com under the heading “Corporate Governance.” Copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. The Company intends to post any amendments to or waivers from the Code of Ethics on its website.

ITEM 2 — RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011, and has directed that management submit the selection of Deloitte & Touche LLP as our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our shareholders and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm’s Fees

Deloitte & Touche LLP served as Mylan’s independent registered public accounting firm during 2010 and 2009, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to, Deloitte & Touche LLP for such services during 2010 and 2009 are set forth below.

	2010	2009
	In Millions

Audit Fees(1)	$6.4	$6.7
Audit-Related Fees(2)	0.3	0.2
Tax Fees(3)	0.1	0.3
All Other Fees	—	—

Total Fees	$6.8	$7.2

(1)	Represents fees for professional services provided for the audit and reporting of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews and reporting of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting and disclosure matters.

(2)	Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including the audit of the Company’s 401(k) plans, certain SEC filings and other agreed upon procedures.

(3)	Represents fees related primarily to tax return preparation and tax compliance support services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte & Touche LLP during 2010 and 2009 were pre-approved by the Audit Committee in accordance with its policy.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2010

The following table sets forth information concerning the compensation earned by the non-employee directors for 2010. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee director compensation follows the table.

	Fees Earned or	Option	RSUs
Name	Paid in Cash ($)	Awards($)(1)	(S)(1)	Total ($)

Wendy Cameron	$83,125	$78,472	$109,392	$270,989
Neil Dimick, C.P.A.	$88,125	$78,472	$109,392	$275,989
Douglas Leech, C.P.A.	$105,000	$78,472	$109,392	$292,864
Joseph Maroon, M.D.	$80,625	$78,472	$109,392	$268,489
Mark W. Parrish	$76,563	$78,472	$109,392	$264,427
Rodney L. Piatt, C.P.A	$99,688	$78,472	$109,392	$287,552
C.B. Todd	$82,500	$78,472	$109,392	$270,364
Pete Vanderveen, Ph.D., R.Ph.	$77,500	$78,472	$109,392	$265,364

(1)	Represents the grant date fair value of the specific award granted to the director. Option awards and restricted stock unit awards granted in 2010 vest on May 14, 2011. For information regarding assumptions used in determining such amount, please refer to Note 12 to the Company’s Consolidated Financial Statements contained in its Annual Report on Form 10-K (the “Form 10-K”), filed with the SEC. The aggregate shares subject to stock options held by the non-employee directors as of December 31, 2010, are as follows: Ms. Cameron, 192,781; Mr. Dimick, 75,906; Mr. Leech, 128,094; Dr. Maroon, 130,906; Mr. Parrish, 23,773; Mr. Piatt, 85,906; Mr. Todd (including options held by his wife), 340,608; and Dr. Vanderveen, 192,781. The aggregate, unvested restricted stock units held by each of the non-employee directors as of December 31, 2010, were 5,331.

The non-employee directors receive $75,000 per year in cash compensation for their service on the Board.
Non-employee directors are also reimbursed for actual expenses relating to meeting attendance.

In addition:

•	The Chairperson of the Audit Committee receives an additional fee of $17,500 per year;

•	The Chairperson of the Compensation Committee receives an additional fee of $15,000 per year;

•	The Chairpersons of the Finance Committee, the G&N Committee, and the Compliance Committee each receive an additional fee of $7,500 per year;

•	Each member of the Audit Committee and the Compensation Committee receives an additional fee of $7,500 per year; and

•	Each member of the Finance Committee, the G&N Committee, and the Compliance Committee receives an additional fee of $2,500 per year, for each Committee on which they serve.

Non-employee directors, at the discretion of the full Board, are eligible to receive stock options or other awards under the 2003 Plan. In connection with the Board’s annual meeting following the Annual Meeting of Shareholders in May 2010, each non-employee director was awarded an option to purchase 11,626 shares of Common Stock, at an exercise price of $20.52 per share, the closing price per share of the Company’s Common Stock on the date of grant, which option vests on the first anniversary of the date of grant, and 5,331 restricted stock units, also vesting on the first anniversary of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 24, 2011 by the Company’s Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers of the Company who were serving at the end of 2010, and the former interim principal financial officer, as well as by our directors, and by all directors and executive officers of the Company as a group (based on 438,121,080 shares of Common Stock outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of March 24, 2011. To the Company’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all shares of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

			Options
			Exercisable and
	Amount and		Restricted Shares
	Nature of		Vesting		Percent
Name of Beneficial Owner	Beneficial Ownership		within 60 Days		of Class

Heather Bresch	114,596	(1)	659,795	(2)	*
Wendy Cameron	31,021		198,112	(3)	*
Robert J. Cindrich	0		0		*
Robert J. Coury	758,612	(4)	3,244,136	(5)	*
Neil Dimick, C.P.A.	17,021		81,237	(6)	*
Harry Korman	84,127	(7)	193,957		*
Douglas J. Leech, C.P.A.	25,821		133,425	(8)	*
Rajiv Malik	140,184	(9)	475,870	(10)	*
Joseph C. Maroon, M.D.	18,321		136,237	(11)	*
Mark W. Parrish	6,194		29,104	(12)	*
Rodney L. Piatt, C.P.A.	42,321		91,237	(13)	*
Daniel C. Rizzo, Jr., C.P.A.	38,455	(14)	188,200	(15)	*
John D. Sheehan, C.P.A.	0		32,001	(16)	*
C.B. Todd	514,368	(17)	345,939	(18)	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	12,321		198,112	(19)	*
All directors, nominees and named executive officers as a group (15 persons)	1,803,362	(20)	6,007,362	(21)	1.8%

*	Less than 1%

(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.

(2)	Includes 7,075 restricted stock units (vesting on March 27, 2011) granted under the 2003 Plan

(3)	Includes 5,331 restricted stock units (which vest on May 14, 2011) granted under the 2003 Plan.

(4)	Includes 4,957 shares held in Mr. Coury’s 401(k) account.

(5)	Includes 22,641 restricted stock units (vesting on March 27, 2011) granted under the 2003 Plan.

(6)	Includes 5,331 restricted stock units (which vest on May 14, 2011) granted under the 2003 Plan.

(7)	Includes 1,001 shares held in Mr. Korman’s 401(k) account.

(8)	Includes 5,331 restricted stock units (which vest on May 14, 2011) granted under the 2003 Plan.

(9)	Note that the amount of securities beneficially owned has been adjusted since the prior year’s proxy to show a reduction of 10,000 shares to correct an inadvertent overstatement of shares owned.

(10)	Includes 5,660 shares of restricted stock units (vesting on March 27, 2011) granted under the 2003 Plan.

(11)	Includes 5,331 restricted stock units (which vest on May 14, 2011) granted under the 2003 Plan.

(12)	Includes 5,331 restricted stock units (which vest on May 14, 2011) granted under the 2003 Plan.

(13)	Includes 5,331 restricted stock units (which vest on May 14, 2011) granted under the 2003 Plan.

(14)	Includes 382 shares held in Mr. Rizzo’s 401(k) account.

(15)	Includes 1,651 restricted stock units (vesting on March 27, 2011) granted under the 2003 Plan.

(16)	Includes 5,334 restricted stock units (which vest on April 1, 2011) granted under the 2003 Plan.

(17)	Includes (i) 266,749 shares held by a limited partnership of which Mr. Todd holds a 99% limited partnership interest, as well as a 25% ownership interest in the limited liability company which serves as the 1% general partner of the limited partnership, (ii) 48,500 shares held by the C.B. Todd Revocable Trust, (iii) 168,747 shares held by the Mary Lou Todd Trusts B, C and C-1, and (iv) 1,686 shares held by Mr. Todd’s wife.

(18)	Includes (i) 5,331 restricted stock units (which vest on May 14, 2011) granted under the 2003 Plan and (ii) options with respect to 29,702 shares held by Mr. Todd’s wife.

(19)	Includes 5,331 restricted stock units (which vest on May 14, 2011) granted under the 2003 Plan.

(20)	See notes (1), (4), (7), (9), (14) and (17). Includes 7,497 shares held in the executive officers’ 401(k) accounts.

(21)	See notes (2), (3), (5), (6), (8), (10), (11), (12), (13), (15), (16), (18) and (19). Includes 85,009 restricted stock units granted under the 2003 Plan.

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of the shareholders known to management to own beneficially more than five percent of our Common Stock as of February 15, 2011:

	Amount and
	Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Paulson & Co. Inc.(1)	30,000,000	6.89%
1251 Avenue of the Americas, New York, NY 10020
BlackRock, Inc.(2)	29,383,750	6.75%
40 East 52nd Street, New York, NY 10022

(1)	As reported in Form 13G filed by Paulson & Co. Inc. with the SEC on February 15, 2011. Paulson & Co. Inc. has sole voting and dispositive power over all 30,000,000 shares.

(2)	As reported in Form 13G/A filed by BlackRock, Inc. with the SEC on February 7, 2011. BlackRock, Inc. has sole voting and dispositive power over all 29,383,750 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of our Common Stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all of our directors and executive officers complied with these filing requirements during 2010.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers and Named Executive Officers as of March 18, 2011, are as follows:

Robert J. Coury	50	Chairman and Chief Executive Officer
Heather Bresch	41	President
Rajiv Malik	50	Executive Vice President and Chief Operating Officer
John D. Sheehan, C.P.A.	50	Executive Vice President, Chief Financial Officer and principal financial officer
Harry Korman	53	President, North America
Daniel C. Rizzo, Jr., C.P.A.	48	Senior Vice President, Chief Accounting Officer, Corporate Controller and principal accounting officer

See “Item 1 — Election of Directors — Director Nominees” for a description of the recent business experience of Mr. Coury and Ms. Bresch.

Mr. Malik has served as Mylan’s Executive Vice President and Chief Operating Officer since July 2009, before which he was Mylan’s Head of Global Technical Operations since January 2007, as Executive Vice President since October 2007. Previously, he served as Chief Executive Officer of Matrix from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003.

Mr. Sheehan has served as Mylan’s Executive Vice President, Chief Financial Officer and principal financial officer since April 2010. Prior to joining Mylan, he served as Chief Financial Officer of Delphi Automotive LLP (“Delphi”). In addition to serving as the Chief Financial Officer for Delphi, Mr. Sheehan held several senior management positions, including chief restructuring officer, chief accounting officer and controller since joining that company in 2002. Prior to joining Delphi, Mr. Sheehan was a partner at KPMG LLP, a global professional accounting firm.

Mr. Korman has served as Senior Vice President and President, North America of Mylan since October 2007. From February 2005 to December 2009, he served as President of Mylan Pharmaceuticals Inc. Since joining Mylan through its acquisition of UDL Laboratories in 1996, Mr. Korman held several positions of increasing responsibility, including President of UDL and Vice President of Sales and Marketing for Mylan Pharmaceuticals.

Mr. Rizzo has served as the Company’s Corporate Controller since June 2006, as Senior Vice President since October 2007 and as principal financial officer from October 2009 to March 2010. He joined the Company as Vice President Chief Accounting Officer and Corporate Controller in June 2006. Prior to this, he served as Vice President and General Controller of Hexion Specialty Chemicals, Inc. from October 2005 to May 2006 and from September 1998 to September 2005 he served as Vice President and Corporate Controller (and principal accounting officer) at Gardner Denver, Inc.

Officers of Mylan who are appointed by the Board can be removed by the Board, and officers appointed by the Chairman and Chief Executive Officer can be removed by him.

EXECUTIVE COMPENSATION FOR 2010

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation of the Named Executive Officers and describes the objectives and principles underlying the Company’s executive compensation programs.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of the Company’s executive compensation program are:

•	To seek to align the interests of executive officers with the interests of the Company’s shareholders, with an increased emphasis on pay-for-performance compensation;

•	To provide compensation to executive officers at levels that will enable the Company to attract and retain individuals of the highest caliber; and

•	To compensate executive officers in a manner designed to recognize individual and Company performance.

The Company strives to meet these objectives by implementing the principles listed below:

•	Significant portions of compensation should be tied to the Company’s performance and therefore at risk. Significant portions of executive compensation should be tied to both the achievement of the Company’s key operational and financial performance goals and the value of the Company’s stock, thereby aligning executive compensation with both the success of the Company’s business strategy and objectives as well as the returns realized by our shareholders. For example, we have both short-term and long-term incentives (cash bonuses and restricted stock, respectively) which are tied to the achievement of key operational and financial metrics that drive the Company’s business strategy. These measurements are described below under “Our Executive Compensation Program.” Furthermore, time-based equity awards under the 2003 Plan, such as stock options and restricted stock units (“RSUs”), are an important component of the executives’ total compensation, further ensuring alignment with the interests of our shareholders. Our executives’ fixed compensation (which primarily includes base salaries, benefits and perquisites), as well as executives’ short-term and long-term performance-based compensation at target levels of performance, are generally designed to fall at approximately the 50th percentile of compensation paid by companies in our peer group. Our executives’ short-term and long-term performance-based compensation are each expressed as a percentage of their salaries. Approximately 64% to 84% of the total compensation for each of Messrs. Coury, Malik, Sheehan, Korman and Rizzo and Ms. Bresch during 2010 was at risk.

•	Executive officers should have a financial stake in the success of the Company. In addition to believing that compensation should be tied to the Company’s performance and be at risk, our Compensation Committee has adopted guidelines that require certain of the Company’s top executive officers to maintain specified stock ownership percentages. The stock ownership requirements are expressed as a percentage of base salary which, for Mr. Coury, is 500% of base salary, which was to be, and has been, attained by 2011. In addition, 400% of base salary in the case of Ms. Bresch, 300% in the case of Messrs. Malik, and Sheehan and 200% for Messrs. Rizzo and Korman. in each case with attainment of the goals to be reached by 2013 (except for Mr. Sheehan, whose goal is to be reached by 2015. Certain other officers are subject to guidelines (several at 200% of base salary and others at 100% of base salary), which need to be attained by 2013. Shares actually owned by the executive (including restricted shares and shares held in the Company’s 401(k) and Profit Sharing Plan) as well as RSUs count toward compliance with these guidelines. We believe this requirement effectively creates for each officer an ongoing personal financial stake in the success of the Company, further aligns the interests of the Company’s officers and our shareholders and motivates officers to maximize shareholder value.

•	Executive compensation should be competitive with companies within our peer group and also recognize individual performance and demonstrated skill-sets. In order to attract and retain high-caliber executive officers, our total compensation packages must continue to be generally in line with what would be offered by companies within our peer group. To that end, we retained Meridian Compensation Partners LLC, a nationally recognized independent compensation consulting firm. Meridian provides us with peer comparables and other information, as well as views and advice on compensation-related matters. We also analyze overall compensation very carefully to ensure we are recognizing subjective factors such as responsibilities, position and individual performance including such qualities as leadership, strategic vision, demonstrated skill-sets and execution of corporate initiatives. We are also cognizant that as we continue to pursue our strategic initiatives and growth strategies, the companies constituting our peer group may change, and we may therefore need to review and adjust our total executive compensation packages accordingly. Our Compensation Committee has direct access to Meridian regarding any issues that arise within the Compensation Committee’s authority, and while the Compensation Committee also seeks and receives input from management on executive compensation issues (for example, on the criteria and specific target levels for awards under our short-term and long-term performance-based incentive plans), decisions on these matters are made solely by our Compensation Committee.

Our Executive Compensation Program

The primary elements of the Company’s executive compensation program are described below. We believe that these elements of compensation collectively support the objectives of the Company’s executive compensation program and encourage both the short-term and long-term success of the Company.

In connection with the development of our compensation program for our Named Executive Officers, our compensation consultant developed a list of peer companies. For 2010, this peer group consisted of the following 13 companies, including companies in both the generic and branded sectors: Allergan, Inc.; C.R. Bard, Inc.; Becton, Dickinson and Company; Biogen Idec, Inc.; Bristol-Myers Squibb Co.; Celgene Corporation; Eli Lilly and Company; Forest Laboratories, Inc.; Genzyme Corporation; Gilead Sciences, Inc.; Merck & Co., Inc.; Warner Chilcott Plc; and Watson Pharmaceuticals, Inc. Among other matters, we utilize these companies to assess competitive market data. A change was made to the peer group this year to reflect consolidation in the industry.

The competitive market data included the following components:

•	Base salary. Base salaries for our executive officers are paid in accordance with the Executive Employment Agreements approved by our Compensation Committee and are reviewed and changed by the Compensation Committee from time to time. The base salary earned by each of our Named Executive Officers for 2010 is set forth in the Summary Compensation Table below. In March 2011, the Compensation Committee approved increases in Mr. Coury’s base salary from $1,700,000 to $1,800,000, Ms. Bresch’s base salary from $800,000 to $900,000, and Mr. Malik’s base salary from $650,000 to $700,000; Mr. Sheehan’s base salary from $600,000 to $625,000; and Mr. Rizzo’s base salary from $365,000 to $381,425. A variety of factors determine base salary, including marketplace practices, as modified by experience, tenure, internal equity considerations, individual performance of each executive and Company performance, and these recent raises reflected consideration of such factors. More specifically, as part of its ongoing commitment to ensure that compensation is competitive and in line with market practice, the Committee reviewed market data provided by Meridian, consisting of comparator data for salary and other components of compensation for CEOs, CFOs, COOs and the 2nd through 5th top positions at such companies. The Committee also considered what the marketplace would require in terms of the replacement costs to retain a qualified individual to replace an executive, including that any such new executive would lack the critical knowledge base regarding the company of the executive he or she would be replacing. In light of these factors as well as each individual’s continued outstanding performance, the Committee reviewed recommended increases for the non-CEO executives and considered the appropriate increase for the CEO, and approved the base salary increases discussed above.

•	Short-term incentive compensation. The Company’s short-term incentive compensation for its executive officers consists of performance-based annual cash bonus awards that are intended to balance the interests of executives and investors by providing incentives based on a set of operational and financial measures critical to the success of the Company’s business strategy. These awards are made pursuant to the 2003 Plan and are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The short-term incentive bonus program for 2010 included three annual performance criteria approved by our Compensation Committee: adjusted diluted earnings per share, global regulatory submissions and attainment of synergies. The performance criteria were weighted such that 50% of the short-term incentive bonus was based on adjusted diluted earnings per share, (with the exception of Mr. Rizzo, for whom adjusted diluted earnings per share was 25% with the remaining 25% being attributed to personal objectives) while global regulatory submissions and synergies each comprised 25% of the total. The target level of 2010 adjusted diluted earnings per share, the target number of global regulatory submissions and the synergies target were $1.60, 160 and $350 million, respectively. These were based on our Compensation Committee’s best estimate of what was likely to occur during 2010. At target levels of performance, bonuses equal 125% of base salary for Mr. Coury, 100% of base salary for Ms. Bresch, Mr. Malik and Mr. Sheehan, and 60% of base salary for Mr. Rizzo. Depending upon the extent to which performance criteria are achieved, bonuses can range from 50% of target (at threshold performance) to 200% of target (at maximum performance). No short-term incentive bonuses are paid if threshold performance is not met. For a description of the various levels of potential payouts to each of the Named Executive Officers, see the table below entitled “Grant of Plan-Based Awards For 2010.”

For 2010, actual adjusted diluted earnings per share was $1.61, yielding a metric bonus percent of 110% (weighted at 50%). In addition, global regulatory submissions and synergies exceeded 110% of the respective targets put in place by the Compensation Committee, thereby each yielding a metric bonus percent of 200% (each weighted at 25%).

These actual results in total yielded overall performance at 155% of the target level of performance under the Bonus Program. The Compensation Committee, in its deliberations on the actual awards, primarily took into consideration the performance criteria’s formulaic results; in addition, the Compensation Committee also considered subjective factors such as an executive’s individual performance, duties and responsibilities; an executive’s demonstrated skill-sets; an executive’s leadership as demonstrated by contributions to the strategic development, governance and vision of the Company; the executives’ titles; the Company’s overall progress in reaching organizational development and growth; and the executive’s commitment to the Company’s overall business philosophy. The Committee determined unanimously that in light of these considerations, it would not exercise any downward discretion at the award amounts generated by the performance metrics. Accordingly, each of Mr. Coury, Ms. Bresch, and Messrs. Malik and Sheehan were paid annual incentive awards equal to 155% of their respective target percentages of salary under the bonus program. Mr. Rizzo’s annual incentive award was equal to 178% of his target award percentage due to the difference in his formula as noted above. Mr. Korman, whose employment agreement provides for an annual discretionary bonus target equal to 75% of his annual base salary, also received more than his target amount for reasons similar to the Compensation Committee’s consideration. The dollar amounts of short-term incentive compensation or bonus, as applicable, earned by each of the Named Executive Officers for 2010 are set forth below in the Summary Compensation Table.

Similar to the philosophy and methodology used in 2010, for 2011 the short-term incentive compensation metrics include 2011 adjusted diluted earnings per share, targeted at $2.00 (weighted at 50%), 2011 global regulatory submissions, targeted at 140 (weighted at 25%), and adjusted operating working capital (weighted at 25%). The Company has added adjusted operating working capital, in place of synergies, which we have announced we will no longer separately track. The addition of adjusted operating working capital as a metric was intended to recognize the importance of cash and cash-flow generation for the Company. This metric aims to improve working capital growth by 10% against the Company’s internal budget.

•	Long-term incentive compensation. We believe that long-term incentives should be directly related to common stock performance, as well as other operational and financial measures. Under the 2003 Plan, the

Company may grant various types of awards, including nonqualified and incentive stock options, restricted stock, stock grants, performance shares, performance units, and stock appreciation rights, to the Named Executive Officers, as well as to other eligible employees.

The long-term equity grants awarded to the Named Executive Officers in 2010 included (i) stock options with an exercise price equal to the closing price of the Company’s common stock on the date of grant that vest ratably over a period of three years, provided that the executive remains continually employed by the Company; (ii) awards of RSUs that vest annually over a three-year period provided that the executive remains continually employed by the Company; and (iii) performance-based RSUs that generally vest at the end of a three-year period based upon the achievement of average adjusted diluted earnings per share for 2010 and 2011 of $1.80, subject to continued employment through March 2013.

Equity grants made to our Named Executive Officers in 2010 are set forth and described in the table below entitled “Grants of Plan-Based Awards for 2010.”

The current expectation of our Compensation Committee is to make annual equity grants, most likely in the first quarter of a fiscal year, with appropriate exceptions for new hires and promotions. The 2011 annual executive officer equity grant was made on March 2, 2011. Messrs. Coury, Malik, Sheehan, Rizzo and Korman and Ms. Bresch received a grant of options and RSUs that each time-vest over three years, beginning on the first anniversary of the date of grant. Currently, there is no exact date for the making of these grants each year, but our Compensation Committee intends to review its equity grant policy from time to time to ensure that it is in line with corporate best practices. We believe these annual grants serve as a retention incentive as well as another manner in which to align executives’ interests with those of our shareholders.

Also on March 2, 2011, the Named Executive Officers were granted long-term performance-based incentives in the form of RSUs that cliff-vest after a three-year period, assuming specified performance criteria are met — in this case, average adjusted diluted earnings per share in 2011, 2012 and 2013 equal to $2.36.

•	Perquisites. The Company’s Named Executive Officers receive a level of perquisites that we believe falls within observed competitive practices for companies in the peer group described above. Perquisites vary slightly among the Named Executive Officers and include the following:

•	Each Named Executive Officer receives the use of a Company car or a car allowance, and the costs associated with this perquisite (including, for certain officers, a gross-up of income taxes associated with this perquisite) are covered by the Company as part of the arrangement. Mr. Malik, who works primarily overseas, also receives the use of a driver.

•	In addition to each Named Executive Officer’s use of the Company-owned aircraft for business travel, Mr. Coury is also entitled to personal use of Company aircraft for vacations and other personal purposes in light of heightened security concerns, and he receives a gross-up of income taxes associated with his personal use of the aircraft. At Mr. Coury’s discretion, Ms. Bresch from time to time may also be afforded personal use of the corporate aircraft.

•	Employment Agreements. We believe it is essential to have employment agreements with our executive officers and other key employees. These agreements memorialize critical terms of employment, including termination rights and obligations, non-competition covenants and compensation and perquisites and thereby enhance the stability and continuity of our employment relationships. Each of the Named Executive Officers is party to an Executive Employment Agreement. For a detailed description of the Employment Agreements, see the section below entitled “Employment Agreements”.

•	Retirement Benefits. The Company maintains its 401(k) and Profit Sharing Plan, which is a qualified retirement plan offered to all U.S. salaried employees of the Company, including the U.S.-based Named Executive Officers. The plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis and also provides for both a direct contribution and a matching contribution by the Company to participants’ accounts, as well as a discretionary profit sharing contribution. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table.

In addition, in December 2009, the Company adopted a 401(k) Restoration Plan (the “Restoration Plan”), The Restoration Plan permits employees (including the Named Executive Officers) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code.

Also in December 2009, the Company adopted an Income Deferral Plan, which permits certain management or highly compensated employees (including the Named Executive Officers) who are designated by the plan administrator to participate in the Income Deferral Plan to elect to defer up to 50% of base salary and up to 100% of bonus compensation, in each case, in addition to any amounts that may be deferred by such participants under the Profit Sharing 401(k) Plan and the Restoration Plan. In addition, under this Plan, eligible participants may be granted employee deferral awards, which awards will be subject to the terms and conditions (including vesting) as determined by the plan administrator at the time such awards are granted.

The Company has also entered into Retirement Benefit Agreements (“RBAs”) with four of the Named Executive Officers, Messrs. Coury, Malik and Sheehan and Ms. Bresch, in recognition of their service to the Company and to provide a supplemental form of retirement and death benefit. The Compensation Committee approved the RBA for Mr. Sheehan, the newest member of the executive team, in February 2011, both to recognize his contributions to the Company to date and to provide an additional retention incentive. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements.”

When Mr. Malik joined the Company in January 2007, the Company put in place a nonqualified deferred compensation plan on his behalf. Although the Company no longer contributes to the account, the plan account will be distributed to him upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

•	Transition and Succession Agreements. The Company is party to Transition and Succession Agreements with each Named Executive Officer and certain other officers, with an aim to assuring that the Company will have the officer’s full attention and dedication to the Company during the pendency of a possible change in control transaction and to provide the officer with compensation and benefits in connection with a change of control. For a detailed description of those Transition and Succession Agreements, see below, under “Transition and Succession Agreements.”

Consideration of Risk in Company Compensation Policies

Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our business objectives. We believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Finally, as described in this Compensation Discussion and Analysis, our compensation programs and decisions include qualitative factors which we believe restrain the influence an overly formulaic approach may have on excessive risk taking by management.

Deductibility Cap on Executive Compensation

Section 162(m) of the Code restricts the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and each of the other Named Executive Officers for any fiscal year to the extent that such compensation for such executive exceeds $1,000,000 and does not qualify as “performance-based” compensation as defined under Section 162(m) of the Code. The Board and our Compensation Committee have taken actions, including the grant of stock options, performance-based restricted stock awards and annual bonuses described in this Compensation Discussion and Analysis, intended to enhance Mylan’s opportunity to deduct compensation paid to executive officers for federal income tax purposes. Our Compensation Committee intends, to the extent appropriate, to preserve the deductibility of executive compensation without breaching Mylan’s contractual commitments or sacrificing the flexibility needed to recognize and reward desired performance.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

Rodney L. Piatt, C.P.A.
Wendy Cameron
Joseph C. Maroon, M.D.

Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by the Named Executive Officers for 2010, 2009, and 2008.

							Changes in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert J. Coury	2010	1,700,000	—	6,099,999	2,728,516	3,293,750	7,960,701	1,152,970	22,935,936
Chairman and	2009	1,566,184	—	3,000,012	2,418,521	4,250,000	4,676,163	570,507	16,481,387
Chief Executive Officer	2008	1,500,000	—	3,857,804	2,043,988	3,750,000	1,531,227	464,037	13,147,056
Heather Bresch	2010	787,019	—	1,800,001	963,003	1,240,000	296,150	196,680	5,282,853
President	2009	633,173	—	937,491	755,787	1,450,000	1,026,955	46,760	4,850,166
	2008	500,000	—	1,223,450	638,746	1,000,000	—	48,879	3,411,075
Rajiv Malik	2010	645,833	—	1,218,736	652,033	1,007,500	359,343	151,264	4,034,709
Chief Operating Officer	2009	581,438	—	750,003	604,628	1,250,000	108,164	155,564	3,449,797
	2008	500,000	—	1,223,450	638,746	800,000	—	181,820	3,344,016
John D. Sheehan	2010	443,077	—	841,218	635,928	930,000	—	370,260	3,220,483
Chief Financial Officer and principal financial officer
Harry Korman	2010	491,346	628,125	375,015	200,629	—	—	121,203	1,816,318
President, North America	2009	441,436	700,000	281,248	249,880	—	—	29,354	1,701,918
Daniel C. Rizzo, Jr.	2010	362,408	—	273,760	146,460	388,725	—	101,222	1,272,575
Chief Accounting Officer,	2009	350,025	—	218,758	176,365	420,030	—	41,490	1,206,668
Corporate Controller
and principal accounting
officer

(1)	Represents the grant date fair value of the stock awards granted to the Named Executive Officer in 2010, 2009 and 2008, respectively. For information regarding assumptions used in determining such expense, please refer to Note 12 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(2)	Represents the grant date fair value of the option awards granted to the Named Executive Officer in 2010, 2009 and 2008, respectively. For information regarding assumptions used in determining such expense, please refer to Note 12 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(3)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of this plan, see the Compensation Discussion and Analysis set forth above.

(4)	Represents the aggregate change in present value of the applicable Named Executive Officer’s accumulated benefit under their respective Retirement Benefit Agreement. For further information concerning the Retirement Benefit Agreements, see the Pension Benefits Table set forth below and the text following the table.

(5)	Amounts shown in this column are detailed in the chart below:

							401(k) and
						401(k) and	Profit
			Personal			Profit	Sharing Plan
			Use of		Income	Sharing Plan	Profit	Restoration
		Automobile	Company	Lodging	Tax	Matching	Sharing	Plan
		Costs	Aircraft	Reimbursement	Gross-up	Contribution	Contribution	Contribution	Other
Name	Fiscal Year	($)(a)	($)(b)	($)(c)	($)(d)	($)	($)	($)	($)(e)

Robert J. Coury	2010	29,868	535,590	—	88,562	9,800	19,600	463,895	5,655
	2009	28,498	433,387	—	79,321	9,800	16,100	—	3,401
	2008	26,787	348,988	—	59,803	9,200	15,750	—	3,509
Heather Bresch	2010	19,200	9,239	—	—	9,800	19,600	136,958	1,883
	2009	19,200	—	—	—	9,800	16,100	—	1,660
	2008	17,775	5,457	—	37	9,200	15,750	—	660
Rajiv Malik	2010	28,131	—	33,206	—	—	—	—	89,927
	2009	14,712	—	28,634	—	—	—	—	112,218
	2008	13,998	—	21,551	—	—	—	—	146,271
John D. Sheehan	2010	14,400	—	—	99,302	3,569	—	14,154	238,835
Harry Korman	2010	854	—	—	—	9,800	19,600	87,900	3,049
	2009	700	—	—	—	9,800	16,100	—	2,754
Daniel C. Rizzo, Jr.	2010	16,800	—	—	—	9,800	19,600	53,808	1,214
	2009	14,418	—	—	—	9,800	16,100	—	1,172

(a)	Represents automobile leasing and insurance costs for Messrs. Coury and Korman, and in the case of Ms. Bresch, Mr. Sheehan and Mr. Rizzo, a vehicle allowance. In the case of Mr. Malik, the cost of a car, driver and car expenses (fuel, repairs and maintenance).

(b)	Represents the aggregate incremental cost to the Company of the personal use of Company-owned aircraft.

(c)	Represents a housing allowance afforded to Mr. Malik.

(d)	Represents income tax gross-up paid in respect of perquisites set forth in columns (a), (b) and/or (e), as applicable.

(e)	Represents reimbursement of out-of-pocket medical, vision expenses and insurance premiums. For Mr. Malik, it also represents employer contributions to the Provident Fund, a statutory contributory pension fund in India. For Mr. Sheehan it also represents employee moving costs.

Grants of Plan-Based Awards for 2010

The following table summarizes grants of plan-based awards made to each Named Executive Officer during 2010.

								All	All
								Other	Other
						Estimated Future		Stock	Option		Grant
						Payments		Awards:	Awards:	Exercise or	Date
			Estimated Future Payments			Under Equity		Number of	Number of	Base	Fair
		Date of	Under Non-Equity			Incentive		Shares of	Securities	Price of	Value of
		Comp	Incentive Plan Awards(1)			Plan Awards(2)		Stock or	Underlying	Option	Stock and
	Grant	Comm	Threshold	Target	Maximum	Threshold	Target	Units	Options	Awards	Option
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	Awards($)(5)

Robert J. Coury	—	3/3/10	1,062,500	2,125,000	4,250,000	—	—	—	—	—	—
	3/3/10	3/3/10	—	—	—	80,454	160,909	127,780	—	—	6,099,999
	3/3/10	3/3/10	—	—	—	—	—	—	402,963	$21.13	2,728,516
Heather Bresch	—	3/3/10	400,000	800,000	1,600,000	—	—	—	—	—	—
	3/3/10	3/3/10	—	—	—	28,396	56,791	28,396	—	—	1,800,001
	3/3/10	3/3/10	—	—	—	—	—	—	142,222	$21.13	963,003
Rajiv Malik	—	3/3/10	325,000	650,000	1,300,000	—	—	—	—	—	—
	3/3/10	3/3/10	—	—	—	19,226	38,452	19,226	—	—	1,218,736
	3/3/10	3/3/10	—	—	—	—	—	—	96,296	$21.13	652,033
John D. Sheehan	—	—	300,000	600,000	1,200,000	—	—	—	—	—	—
	4/1/10	3/3/10	—	—	—	10,166	20,322	16,000	—	—	841,218
	4/1/10	3/3/10	—	—	—	—	—	—	80,000	$23.16	635,928
Harry Korman	—	—	N/A	N/A	N/A	—	—	—	—	—	—
	3/3/10	3/3/10	—	—	—	5,916	11,832	5,916	—	—	375,015
	3/3/10	3/3/10	—	—	—	—	—	—	29,630	$21.13	200,629
Daniel C. Rizzo, Jr.	—	3/3/10	109,500	219,000	438,000	—	—	—	—	—	—
	3/3/10	3/3/10	—	—	—	4,319	8,637	4,319	—	—	273,760
	3/3/10	3/3/10	—	—	—	—	—	—	21,630	$21.13	146,460

(1)	The performance goals under the bonus program applicable to the Named Executive Officers during 2010 are described above in the Compensation Discussion and Analysis.

(2)	Consist of performance-based restricted stock units awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2010.” The Named Executive Officers may not receive any more than the number of performance-based restricted stock units granted as their target equity incentive.

(3)	Consist of time-based restricted stock units and special recognition time-based restricted stock units (a portion of which vested upon grant), in each case awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2010.”

(4)	Represents the grant of ten-year stock options awarded under the 2003 Plan during 2010 to the Named Executive Officers at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2010.” Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination, and (iii) in the case of death or retirement, or a participant’s death within two years following termination because of disability, 100% of options become vested and vested options will remain exercisable for the remainder of the original term.

(5)	Represents the grant date fair value of the specific award granted to the Named Executive Officer. For information regarding assumptions used in determining such value, please refer to Note 12 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

Outstanding Equity Awards at the End of 2010

The following table sets forth information concerning all of the outstanding equity-based awards held by each Named Executive Officer as of December 31, 2010.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised			That	That	That	That
	Options	Options	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Robert J. Coury	16,875	—	15.1778	2/1/2012	—	—	—	—
	675,000	—	12.3822	7/22/2012	—	—	—	—
	675,000	—	15.5111	1/1/2013	—	—	—	—
	165,700	—	23.2700	4/5/2016	—	—	—	—
	600,000	200,000	15.8000	7/27/2017	—	—	—	—
	420,920	210,460	11.1800	3/18/2018	—	—	—	—
	161,610	323,219	13.2500	3/27/2019	—	—	—	—
	—	402,963	21.1300	3/3/2020	—	—	—	—
	—	—	—	—	26,834	567,002	187,835	3,968,954
	—	—	—	—	45,283	956,830	158,491	3,348,915
	—	—	—	—	127,780	2,699,991	160,909	3,400,007
Heather Bresch	12,000	—	19.3600	3/28/2013	—	—	—	—
	75,000	—	17.4600	8/1/2015	—	—	—	—
	75,000	25,000	22.1400	1/31/2017	—	—	—	—
	120,000	40,000	15.8000	7/27/2017	—	—	—	—
	131,538	65,768	11.1800	3/18/2018	—	—	—	—
	50,503	101,006	13.2500	3/27/2019	—	—	—	—
	—	142,222	21.1300	3/3/2020	—	—	—	—
	—	—	—	—	8,386	177,196	58,699	1,240,310
	—	—	—	—	14,150	298,990	49,528	1,046,527
	—	—	—	—	28,396	600,007	56,791	1,199,994
Rajiv Malik	90,000	30,000	22.1400	1/31/2017	—	—	—	—
	40,000	40,000	15.8000	7/27/2017	—	—	—	—
	131,537	65,769	11.1800	3/18/2018	—	—	—	—
	40,403	80,804	13.2500	3/27/2019	—	—	—	—
	—	96,296	21.1300	3/3/2020	—	—	—	—
	—	—	—	—	8,386	177,196	58,699	1,240,310
	—	—	—	—	11,320	239,192	39,623	837,234
	—	—	—	—	19,226	406,245	38,452	812,491
John D. Sheehan	—	80,000	23.1600	4/1/2020	—	—	—	—
	—	—	—	—	16,000	338,080	20,322	429,404
Harry Korman	75,000	—	17.4600	8/1/2015	—	—	—	—
	60,000	20,000	15.8000	7/27/2017	—	—	—	—
	43,842	21,927	11.1800	3/18/2018	—	—	—	—
	18,209	36,418	12.1500	3/5/2019	—	—	—	—
	—	29,630	21.1300	3/3/2020	—	—	—	—
	—	—	—	—	2,000	42,260	19,566	413,430
	—	—	—	—	2,796	59,079	16,204	342,391
	—	—	—	—	4,629	97,811	11,832	250,010
	—	—	—	—	5,916	125,005	—	—

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Unexercised			That	That	That	That
	Options	Options	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Daniel C. Rizzo, Jr.	45,000	—	20.8700	5/30/2016	—	—	—	—
	45,000	15,000	15.8000	7/27/2007	—	—	—	—
	43,846	21,923	11.1800	3/18/2018	—	—	—	—
	11,785	23,570	13.2500	3/27/2019	—	—	—	—
	—	21,360	21.1300	3/3/2020	—	—	—	—
	—	—	—	—	1,500	31,695	19,566	413,430
	—	—	—	—	2,796	59,079	11,557	244,199
	—	—	—	—	3,302	69,771	8,637	182,500
	—	—	—	—	4,319	91,260	—	—

(1)	Vesting dates applicable to unvested stock options are as follows, in each case subject to continued employment with the Company: Ms. Bresch’s and Mr. Malik’s unvested options at the $22.14 exercise price vested on January 31, 2011; Mr. Coury’s, Mr. Rizzo’s, Ms. Bresch’s, Mr. Malik’s and Mr. Korman’s options at the $15.80 exercise price will vest on July 27, 2011 and the options at the $11.18 exercise price vested on March 18, 2011; 50% of the options at the $13.25 exercise price for Mr. Coury, Mr. Rizzo, Ms. Bresch and Mr. Malik will vest on March 27, 2011, and the remaining options will vest on March 27, 2012; 50% of Mr. Korman’s options at the $12.15 exercise price vested on March 5, 2011 and the remaining options will vest on March 5, 2012; one-third of the unvested options at the $21.13 exercise price for Mr. Coury, Mr. Rizzo, Ms. Bresch, Mr. Malik and Mr. Korman vested on March 3, 2011, and the remaining options will vest 50% on each of March 3, 2012 and 2013; and one-third of Mr. Sheehan’s options at the $23.16 exercise price will vest on April 1, 2011 and the remaining options will vest 50% on each of April 1, 2012 and 2013.

(2)	Mr. Rizzo’s 1,500 shares and Mr. Korman’s 2,000 will vest on July 27, 2011. Mr. Coury’s 26,834 shares, Mr. Rizzo’s 2,796 shares, Ms. Bresch’s and Mr. Malik’s 8,386 shares and Mr. Korman’s 2,796 shares vested on March 18, 2011. One-half of Mr. Coury’s 45,283 shares, Mr. Rizzo’s 3,302 shares, Ms. Bresch’s 14,150 shares and Mr. Malik’s 11,320 shares will vest on March 27, 2011 and the remaining shares will vest on March 27, 2012. One-third of Mr. Sheehan’s 16,000 shares will vest on April 1, 2011 and the remaining shares will vest 50% on each of April 1, 2012 and 2013. Except as described below, all of the other restricted stock units (“RSUs”) in the table for Mr. Coury, Mr. Rizzo, Ms. Bresch, Mr. Malik and Mr. Korman vested one-third on March 3, 2011, and the remaining RSUs will vest 50% on each of March 3, 2012 and 2013. 50% of Mr. Korman’s 4,629 shares vested on March 5, 2011 and the remaining RSUs will vest on March 5, 2012. In accordance with their terms, all of these awards would vest upon a change in control or upon the executive officer’s retirement from the Company.

(3)	The market value of RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2010.

(4)	The vesting of all of the RSUs shown in this column is subject (or, in the case of the March 18, 2011 vestings below, was subject) to the attainment of performance goals. On March 18, 2011, Mr. Coury vested in 187,835 shares, Mr. Rizzo vested in 19,566 shares, Ms. Bresch vested in 58,699 shares, Mr. Malik vested in 58,699 shares and Mr. Korman vested in 19,566 shares. On March 27, 2012, Mr. Coury will vest in 158,491 shares, Mr. Rizzo will vest in 11,557 shares, Ms. Bresch will vest in 49,528 shares and Mr. Malik will vest in 39,623 shares. On March 3, 2013, Mr. Coury will vest in 160,909 shares, Ms. Bresch will vest in 56,791 shares, Mr. Malik will vest in 38,452 shares, Mr. Korman will vest in 11,832 shares and Mr. Rizzo will vest in 8,637 shares. On April 1, 2013, Mr. Sheehan will vest in 20,322 shares. On March 5, 2012, Mr. Korman will vest in 16,204 shares. The other awards will vest in full upon the earliest to occur of (i) March 5, 2012,

March 27, 2012, March 3, 2013 or April 1, 2013 provided that the performance goals have been satisfied, (ii) a change of control, and (iii) the executive’s death or disability. Any outstanding shares subject to the award that remain unvested as of March 5, 2012, March 27, 2012, March 3, 2013 or April 1, 2013 will be forfeited.

(5)	The market value of RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2010.

Option Exercises and Stock Vested for 2010

The following stock awards were exercised and vested for the Named Executive Officers during 2010:

	Option Awards		Stock Awards
	Number of
	Shares Acquired	Value Realized on	Number of Shares	Value Realized on
	on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Robert J. Coury	—	—	151,529	3,062,084
Heather Bresch	—	—	40,470	834,673
Rajiv Malik	80,000	428,056	39,055	800,299
John D. Sheehan	—	—	—	—
Harry Korman	90,000	829,002	12,235	263,669
Daniel C. Rizzo, Jr.	—	—	8,720	188,607

Pension Benefits for 2010

The following table summarizes the benefits accrued by the Named Executive Officers during 2010 under the RBA (or deferred compensation plan, in the case of Mr. Malik) in effect with the Named Executive Officer. The Company does not sponsor any other defined benefit pension programs covering the Named Executive Officers.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name(1)	Credited Service (#)	Benefit ($)	Last Fiscal Year ($)

Robert J. Coury	Retirement Benefit Agreement	9	20,957,237	—
Heather Bresch	Retirement Benefit Agreement	6	1,323,105	—
Rajiv Malik	The Executive Plan for Rajiv Malik(2)	N/A	202,570	—
Rajiv Malik	The Gratuity Scheme(3)	N/A	4,025	—
Rajiv Malik	Retirement Benefit Agreement	4	467,507	—
John D. Sheehan	Retirement Benefit Agreement(4)	0	—	—
Harry Korman	N/A	—	—	—
Daniel C. Rizzo, Jr.	N/A	—	—	—

(1)	Mr. Rizzo and Mr. Korman are not party to Retirement Benefit Agreements.

(2)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.

(3)	The Gratuity Scheme is a statutorily defined benefit plan provided in India.

(4)	Mr. Sheehan entered into his Retirement Benefit Agreement in February 2011.

Nonqualified Deferred Compensation

The following table sets forth information relating to the Mylan 401(k) Restoration Plan for 2010 (the “Restoration Plan”). There was no participation in the Mylan Executive Income Deferral Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)(2)	($)	($)

Robert J. Coury	58,200	463,895	18,051	0	540,146
Heather Bresch	25,904	136,958	17,831	0	180,693
Rajiv Malik	0	0	0	0	0
John D. Sheehan	24,769	14,154	3,538	0	42,461
Harry Korman	36,433	87,900	8,206	0	132,539
Daniel C. Rizzo, Jr.	11,804	53,808	9,468	0	75,080

(1)	These amounts represent company contributions for each Named Executive Officer. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)	These amounts include earnings (losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

The Restoration Plan permits employees (including the chief executive officer, chief financial officer and other Named Executive Officers) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code, to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of his or her matching contributions or non-elective contributions. Distributions of a participant’s vested account balance will be made in a lump sum within sixty days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

Retirement Benefit Agreements and Deferred Compensation Plan

In December 2004, the Company entered into an RBA with Mr. Coury in furtherance of the obligations contained in his employment agreement. This RBA has been modified from time to time, most recently in March 2010 (the “Amended RBA”). Additionally, the Company entered into RBAs with Ms. Bresch and Mr. Malik in August 2009, and Mr. Sheehan in February 2011 (together, with Mr. Coury’s Amended RBA, the “RBAs”).

Pursuant to the Amended RBA, upon retirement following completion of ten or more years of service, Mr. Coury would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 50% of the sum of his base salary on the date of retirement and the average of the three highest annual cash bonuses paid to Mr. Coury during the six years preceding his retirement, for a period of 15 years beginning at age 55 (together, with Ms. Bresch, Mr. Malik and Mr. Sheehan’s benefits as described below, the “Retirement Benefit”). As a result of his years of service, Mr. Coury has vested 90% in his Retirement Benefit, with the final 10% of the Retirement Benefit vesting in the next year.

Pursuant to the RBAs of Ms. Bresch and Messrs. Malik and Sheehan, upon retirement following completion of ten or more years of service, each executive would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 20%, 15%, and 15% respectively, of the sum of their base salary and target annual bonus on the date of retirement, for a period of 15 years beginning at age 55. After completing five years of continuous service as an executive, Ms. Bresch vested 60% in her Retirement Benefit, with an additional 10% of the Retirement Benefit vesting after each year of service for up to four additional years (the “Partial Benefit”). Mr. Malik has completed four years of continuous service with the Company, and upon completing one additional year he will begin to vest in his Retirement Benefit. Mr. Sheehan will complete his first year of service with the Company on April 1, 2011, and upon completing four additional years he will begin to vest in his Retirement Benefit.

Upon the occurrence of a change of control of the Company, each executive would become fully vested in his or her Retirement Benefit and would be entitled to receive a lump sum payment equal to the net present value of the Retirement Benefit, further discounted to the executive’s current age from age 55, as soon as practicable following any subsequent termination of employment. If an executive dies while employed by the Company, the executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the executive’s current base salary or (ii) the net present value of the Retirement Benefit.

If Mr. Coury is terminated in a manner entitling him to severance under his employment agreement, he will be entitled to three additional years of service credit for vesting purposes. Further, Mr. Coury’s Amended RBA provides that if (a) Mr. Coury’s employment is terminated without cause or for good reason within one year prior to a potential change in control and (b) the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess (if any) of the retirement benefit that would have been paid to him had his employment terminated following the change in control and the retirement benefit actually paid to him. Ms. Bresch, Mr. Malik and Mr. Sheehan’s RBAs provide that if the executive’s employment is terminated without cause or for good reason, the executive will receive additional years of service credit corresponding to the applicable severance multiplier under his or her Transition and Succession Agreement.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, the Company refuses, fails or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payment under the RBA.

Each of the RBAs provides that during the five-year period following termination, except for any termination occurring following a change in control, the Company may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency, and not to exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of pocket expenses incurred in the course of providing these services.

Information concerning the estimated value of benefits under the RBAs assuming retirement as of December 31, 2010 is at “Potential Payments Upon Termination or Change of Control.”

In 2007, the Company established a nonqualified deferred compensation plan for Mr. Malik, which is intended to be in place until such time as he relocates to, and is paid through, the U.S. and can participate in the Company’s 401(k) plan. The Company contributes to Mr. Malik’s account each pay period. The plan account will be distributed to Mr. Malik upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

Employment Agreements

The Company is party to employment agreements with each of the Named Executive Officers.

Mr. Coury.  In April 2006, the Company and Mr. Coury entered into an Amended and Restated Executive Employment Agreement, superseding his original agreement from 2002, which agreement was modified in December 2008, for technical changes necessitated by Section 409A. The Amended and Restated Executive Employment Agreement had an initial term of three years (through March 31, 2009) and is automatically renewed on each anniversary of the effective date unless a non-renewal notice is provided. Pursuant to the agreement, Mr. Coury is entitled to an annual base salary of $1,800,000, and he is eligible for an annual performance-based target bonus of at least 100% of base salary which will be payable upon the achievement of the performance targets. Mr. Coury is also entitled to participate in long-term incentive and equity plans of the Company on a basis at least as favorable as other senior executives and entitled to employee benefits and other fringe benefits no less favorable than the benefits to which he was entitled under his original employment agreement. Throughout the term of the agreement and for a period of two years following Mr. Coury’s termination of employment for any reason, he may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions of the Amended and Restated Executive Employment Agreement, please see below, at “Potential Payments Upon Termination or Change of Control”.

Ms. Bresch, Mr. Malik, Mr. Sheehan, Mr. Korman and Mr. Rizzo.  The Company entered into employment agreements with Ms. Bresch and Mr. Malik in January 2007, which agreements were amended in October 2007, December 2008 and, in the case of Ms. Bresch, again in August 2009. The Company entered into an employment agreement with Mr. Sheehan effective on his hire in April 2010. The Company entered into an employment agreement with Mr. Korman in February 2006, which was most recently amended effective February 2010 to extend the term. The Company entered into an employment agreement with Mr. Rizzo in February 2008, which agreement was amended in December 2008 and February 2011. Each agreement provides for the payment of a minimum base salary, as well as eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of the Company.

Ms. Bresch’s agreement is scheduled to expire, unless earlier terminated, extended or renewed, on August 31, 2012 as a result of the August 2009 amendment. Unless earlier terminated, extended or renewed, the agreements with Messrs. Malik, Sheehan, Korman and Rizzo expire on January 31, 2012, April 1, 2013, February 14, 2013 and February 28, 2013, respectively, provided pursuant to its most recent amendment Mr. Rizzo’s agreement shall renew automatically for successive one-year periods following such date unless sooner terminated or otherwise amended. Ms. Bresch and Messrs. Malik and Sheehan’s agreements provide for target bonuses equal to 100% of their respective base salaries. Mr. Korman and Mr. Rizzo’s agreements provide for a target bonus equal to 75% and 60%, respectively, of their base salaries. Each of Ms. Bresch, Messrs. Malik, Sheehan, Korman and Rizzo’s agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions under these agreements, please see below, at “Potential Payments Upon Termination or Change of Control”.

Potential Payments Upon Termination or Change of Control

The following discussion summarizes the termination and change of control-related provisions of the employment agreements, RBAs and transition and succession agreements entered into between the Company and the applicable Named Executive Officers, and termination of employment and change of control provisions under the Company’s 2003 Long-Term Incentive Plan, as amended.

Employment Agreements.

Robert J. Coury.  Under Mr. Coury’s Employment Agreement, in the event of a termination of Mr. Coury’s employment by the Company for “cause”, he will be entitled to wages and benefits through the termination date and vested benefits payable pursuant to Company plans or agreements between the Company and Mr. Coury (“accrued benefits”). Upon Mr. Coury’s termination of employment by the Company without “cause”, by Mr. Coury for “good reason” prior to a change in control, or by reason of death or “disability” (each as defined in the employment agreement), he will be entitled to receive, in addition to his accrued benefits, (a) three times the sum of his then current base salary and the higher of his target bonus for the year of termination or average of actual bonuses awarded to him for the three years preceding his termination of employment, (b) a pro-rata target bonus for the year of termination, (c) continuation of employee benefits for a period of three years following termination of employment and an annual allowance relating to access to corporate aircraft for three years following termination and (d) immediate vesting of outstanding equity awards. Amounts payable upon death or disability will be reduced by other death or disability benefits received from the Company, and cash severance amounts payable upon disability will be paid over a three-year period.

If Mr. Coury’s employment with the Company had terminated on December 31, 2010, by the Company without cause or by Mr. Coury for good reason prior to a change in control, under his employment agreement he would have been entitled to cash severance payments and other benefits having an aggregate value of $22,423,721, and equity awards having an intrinsic value as of December 31, 2010 of approximately $20,648,743 would have become vested. If Mr. Coury’s employment with the Company had terminated on December 31, 2010, because of his death, he would have been entitled to cash severance payments and other benefits under his employment agreement having an aggregate value of $38,183,079. If Mr. Coury’s employment with the Company had terminated on December 31, 2010, because of his disability, he would have been entitled to cash severance payments and other benefits under his employment agreement having an estimated aggregate value as of December 31, 2010 of $43,072,464.

Heather Bresch, Rajiv Malik and John D. Sheehan.  If Ms. Bresch or Messrs. Malik or Sheehan were to resign for good reason or be discharged by the Company without cause prior to a change in control, such executive would be entitled to a lump sum payment equal to 12 months of base salary, 12 months of health benefits at the Company’s cost, plus a pro rata bonus equal to the bonus such executive would have been entitled to receive for the fiscal year in which the termination occurs. If the term of employment in the employment agreement of either such executive is not extended or renewed on terms mutually acceptable to him or her and the Company, by the terms of their respective employment agreements, he or she would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Ms. Bresch’s employment had been terminated on December 31, 2010, by the Company without cause or by Ms. Bresch for good reason prior to a change in control, she would have been entitled to receive $1,668,350 under her employment agreement. If Ms. Bresch’s employment with the Company had terminated on December 31, 2010 because of her death or disability, she would have been entitled to cash severance payments and other benefits under her employment agreement and equity awards having an aggregate value of $7,894,903.

If Mr. Malik’s employment had been terminated on December 31, 2010, by the Company without cause or by Mr. Malik for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his employment agreement having an estimated aggregate value of $1,382,762. If Mr. Malik’s employment with the Company had terminated on December 31, 2010, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $6,599,767.

If Mr. Sheehan’s employment had been terminated on December 31, 2010, by the Company without cause or by Mr. Sheehan for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his employment agreement having an estimated aggregate value of $1,268,350. If Mr. Sheehan’s employment with the Company had terminated on December 31, 2010, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $2,035,834.

Harry Korman and Daniel C. Rizzo, Jr.  If Mr. Korman or Mr. Rizzo were to be discharged by the Company without cause prior to a change in control, such executive would be entitled to a lump sum payment equal to 12 months of base salary and 12 months of health benefits at the Company’s cost. If the term of employment in the employment agreement of either such executive is not extended or renewed on terms mutually acceptable to him or her and the Company, by the terms of their respective employment agreements, he or she would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Mr. Korman’s employment had been terminated on December 31, 2010, by the Company without cause, he would have been entitled to receive $519,394 under his employment agreement. If Mr. Korman’s employment with the Company had been terminated on December 31, 2010, because of death or his disability, he would have been entitled to benefits under his employment agreement and equity awards having an aggregate value of $2,481,793.

If Mr. Rizzo’s employment had been terminated on December 31, 2010, by the Company without cause, he would have been entitled to receive $384,153 under his employment agreement. If Mr. Rizzo’s employment with the Company had been terminated on December 31, 2010, because of death, he would have been entitled to equity awards having an aggregate value of $1,575,750. If Mr. Rizzo’s employment with the Company had terminated on

December 31, 2010 because of his disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $1,940,750.

Retirement Benefit Agreements.

Mr. Coury.  If Mr. Coury’s employment had terminated for any reason on December 31, 2010, he would have been entitled to a lump sum payment under his RBA having the following estimated values: (i) in the case of termination for any reason other than death (or as provided in the following clauses), $23,385,083; (ii) in the case of a termination by the Company without cause or by Mr. Coury for good reason (each as defined in his employment agreement), $25,983,426 (taking into account the present value of one year of additional service); and (iii) in the case of termination because of Mr. Coury’s disability or death, $25,983,426 (taking into account the present value of the unvested portion of the retirement benefit at December 31, 2010). If a change in control had occurred on December 31, 2010, Mr. Coury would be entitled upon any subsequent termination of employment to receive $25,983,426 under his RBA.

Ms. Bresch and Mr. Malik.  If the employment of each of Ms. Bresch and Mr. Malik had terminated for any reason on December 31, 2010, each of the executives would have been entitled to lump sum payments having the following estimated values under their respective RBAs: (i) in the case of termination for any reason other than for death (but excluding a termination by the Company for “cause” or by the executive without “good reason”, as defined in the executive’s employment agreement, or termination because of disability or death), $1,435,234 and $0, respectively; (ii) in the case of a termination by the Company without cause or by the executive for good reason, $2,152,851 and $1,151,720, respectively; and (iii) in the case of termination because of death or disability, $2,392,057 and $1,919,533, respectively. If a change of control had occurred on December 31, 2010, each of Ms. Bresch and Mr. Malik would be entitled upon any subsequent termination of employment to the benefit executive would have been entitled to under her or his RBA in the case of termination because of death or disability.

Transition and Succession Agreements.

Robert J. Coury.  Mr. Coury’s transition and succession agreement provides that upon a termination without cause or for good reason within three years following a change of control, Mr. Coury will be entitled to lump-sum severance benefits equal to four times the sum of his base salary and the highest annual bonus paid pursuant to his employment agreement. He will also be entitled to continuation of employee benefits for a period of between two and three years following termination of employment and an annual allowance relating to access to corporate aircraft for three years following termination. In addition, if Mr. Coury’s employment is terminated without cause or for good reason within one year prior to the occurrence of a potential change of control and the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess of the severance that would have been paid to him pursuant to his Transition and Succession Agreement and the severance actually paid to him pursuant to his employment agreement. Mr. Coury’s transition and succession agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.” By their terms, Mr. Coury’s employment agreement and Transition and Succession Agreement will be administered so as to avoid duplication of compensation or benefits.

If a change of control had occurred on December 31, 2010, and Mr. Coury’s employment had been terminated on the same date under circumstances entitling him to payments under his transition and succession agreement, he would have been entitled to cash severance and other benefits having an estimated aggregate value equal to $51,713,713 (which includes the vesting of equity awards and the valuation of other perquisites and is in addition to the Retirement Benefit in which he would receive as described above) and a gross-up payment for excise taxes estimated at $18,290,258.

Ms. Bresch, Mr. Malik, Mr. Sheehan, Mr. Korman and Mr. Rizzo.  The transition and succession agreements with the other Named Executive Officers provide that if the executive’s employment is terminated other than for cause or if the executive terminates his or her employment for good reason, in each case within two years following the occurrence of a change of control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change of control, the executive would become entitled to receive a lump-sum severance payment, equal to the higher of (a) the compensation and benefits payable under his or her employment agreement as if the change of control were deemed to be a termination without cause under the employment agreement and (b) a lump sum severance payment in an amount equal three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the transition and succession agreement, and the continuation of health and insurance benefits for a period of three years. The transition and succession agreements for each of these Named Executive Officers also provide for a gross-up payment for any excise tax on “excess parachute payments.”

If a change of control had occurred on December 31, 2010, and the employment of each of Ms. Bresch, Mr. Malik, Mr. Sheehan, Mr. Korman and Mr. Rizzo had been terminated on the same date under circumstances entitling them to payments under their transition and succession agreements, the executives would have been entitled to cash severance and other benefits having an estimated aggregate value as follows: for Ms. Bresch, $14,282,008; for Mr. Malik, $11,999,302 (which includes the vesting of equity awards and the valuation of other perquisites and is in addition to the Retirement Benefit in which they would receive as described above); for Mr. Sheehan $5,230,134; for Mr. Korman $6,055,020; and for Mr. Rizzo, $4,038,698. Ms. Bresch, Mr. Sheehan, Mr. Korman and Mr. Rizzo would also have been entitled to a gross-up payment for excise taxes estimated at $5,333,758, $1,702,822, $2,004,564 and $1,514,918, respectively.

2003 Long-Term Incentive Plan, as amended

The Company’s 2003 Long-Term Incentive Plan, as amended, provides that, unless otherwise provided in an award agreement, at the time of a change in control (as defined in the plan), (i) each stock option and stock appreciation right outstanding will become immediately and fully exercisable, (ii) all restrictions applicable to awards of restricted stock and RSUs will terminate in full, (iii) all performance awards (with certain limited exceptions) will become fully payable at the maximum level, and (iv) all other stock-based awards will become fully vested and payable.

A description of the material terms that apply to stock options and restricted stock awards held by the Named Executive Officers may be found in the footnotes to the table above entitled “Outstanding Equity Awards at End of 2010”. If a change in control had occurred on December 31, 2010, the intrinsic value of vesting equity-based awards held by the Named Executive Officers would have equaled approximately: for Mr. Coury, $20,648,743; for Ms. Bresch, $6,226,552; for Mr. Malik, $5,217,005; for Mr. Sheehan $767,484; for Mr. Korman $1,981,792; and for Mr. Rizzo, $1,575,750.

ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the overall objective of our executive compensation program is to help create long-term value for our shareholders by attracting and retaining individuals of the highest caliber, emphasizing pay-for-performance compensation, and aligning the long-term interests of our executives with those of our shareholders. Please see the Compensation Discussion and Analysis beginning on page 15 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board, or creating or implying any additional fiduciary duty of the Board. However, the Board and the Compensation Committee expect to take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION
DISCLOSURE RULES OF THE SEC.

ITEM 4 — ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Item 3, above. By voting on this Item 4, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two or three years.

After careful consideration of this Proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative, and therefore the Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

The Board believes that a three-year cycle provides both the Board and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement changes, as necessary, to our executive compensation program.

By voting on this Item 4, shareholders may indicate whether they would prefer an advisory vote on executive compensation every one, two or three years. The frequency of one year, two years or three years that receives the highest number of votes cast will be deemed by us as the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Board will consider the outcome of the vote requested by this Item 4 when making future decisions regarding the frequency of the “say-on-pay” vote described in Item 3 of this proxy statement. However, because this is an advisory vote and not binding on the Board or the Company, the Board may decide that it is in the best interest of our shareholders and the Company to hold an advisory vote on the compensation of our executive officers more or less frequently than the frequency approved by our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee is currently comprised of three independent directors and operates under a written charter adopted by the Board. The Charter of the Audit Committee is attached hereto as Appendix A.

Management is responsible for Mylan’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Mylan’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB), and to issue their reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding Mylan’s audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Mylan’s internal control over financial reporting. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (AU Section 380), as adopted by the PCAOB in Rule 3200T.

Mylan’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. Deloitte & Touche LLP, Mylan’s independent registered public accounting firm, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for 2010, which was filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE:

Douglas J. Leech, C.P.A., Chairman
Neil Dimick, C.P.A.
Rodney L. Piatt, C.P.A.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during 2010 or as of the date of this proxy statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not implemented a written policy concerning the review of related party transactions, but compiles information about transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Board annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence. Based on a review of the transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, the Company has determined that, during 2010, it was not a party to any transaction in which the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers or greater than five percent shareholders, or any of their immediate family members or affiliates, have a direct or indirect material interest, except that during 2010, Coury Investment Advisors, Inc. (“CIA”) and Coury Financial Group, LP (“CFG”), the principals of which are brothers of Mr. Coury, the Company’s Chairman and Chief Executive Officer, served as the broker in connection with several of the Company’s employee benefit programs. Neither CIA nor CFG received any remuneration directly from Mylan.

COMMUNICATIONS WITH DIRECTORS

Any interested parties may contact any individual director, the Board, the non-management directors as a group or any other group or committee of directors, by calling 1-724-514-1800 or by submitting such communications in writing to the director or directors, at the following address:

Mylan Inc.
c/o Corporate Secretary
1500 Corporate Drive
Canonsburg, Pennsylvania 15317

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

2012 SHAREHOLDER PROPOSALS

If you wish to submit proposals intended to be presented at our 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than December 3, 2011, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2012 proxy statement and proxy.

In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than January 6, 2012. Additionally, under the Company’s by-laws, shareholder proposals made outside of the processes of Rule 14a-8 under the Exchange Act must be received at our principal executive offices, in accordance with the requirements of the by-laws not later than January 6, 2012; provided, however, that in the event that the 2012 annual meeting is called for a date that is not within 25 days before or after May 6, 2012 notice by shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our by-laws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

OTHER MATTERS; DIRECTIONS

On the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies. Directions to the Annual Meeting can be obtained by contacting Mylan’s Investor Relations at 724-514-1800.

2010 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for 2010 has been mailed to all shareholders entitled to notice of and to vote at the 2011 Annual Meeting of Shareholders. Our report on Form 10-K, as defined, is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Form 10-K is also available without charge from our Company website at www.mylan.com under “Investor Relations” or upon written request to: Mylan Investor Relations, Mylan Inc., 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

YOUR VOTE IS IMPORTANT.  PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary

March 29, 2011
Canonsburg, Pennsylvania

APPENDIX A — CHARTER OF THE AUDIT COMMITTEE

Authority:

The Board of Directors (the “Board”) of Mylan Inc. (the “Company”) has established the Audit Committee (the “Committee”) and has adopted this Charter of the Committee (this “Charter”).

This Charter defines the duties and responsibilities of the Committee and specifies the areas in which the Committee will operate.

Purpose:

The Committee shall assist the Board in fulfilling its responsibility for oversight of: (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors and (5) such other duties as directed by the Board.

Duties and Responsibilities:

The Committee shall have the following duties and responsibilities:

(a) to exercise its ultimate authority over appointment, compensation, retention, replacement and oversight of the registered public accounting firm engaged (including resolution of any disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the issuer and the registered public accounting firm shall report directly to the Committee. In exercising this authority, the Committee will (A) discuss and consider the auditor’s written affirmation that the auditor is in fact independent; (B) discuss the nature and conduct of the audit process; (C) receive and review all reports; and (D) provide the independent accountant with full access to the Committee and the Board to enable him to report on any and all appropriate matters;

(b) to approve in advance all auditing services and permitted non-audit services to be performed by the registered public accounting firm. Under no circumstances is the Committee allowed to engage the registered public accounting firm to perform prohibited services as outlined in Securities and Exchange Commission rules;

(c) to establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

(d) to establish hiring policies, compliant with governing laws and regulations, for employees or former employees of the Company’s registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the issuer;

(e) to discuss with management and the auditors the quality and adequacy of the Company’s internal controls, including management’s report on internal controls and the independent auditor’s attestation on management’s assertions as required by Securities and Exchange Commission rules;

(f) to establish an internal audit function and provide guidance and oversight to the internal audit function of the Company, including review of the organization, plans and results of such activity;

(g) to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal audit function and the management of the Company. In discharging this oversight role or as it otherwise deems necessary or appropriate, the Committee is empowered to investigate any matter brought to its attention, with full power to retain independent legal, accounting or other advisors for this purpose;

(h) at least annually, to obtain and review a report by the independent auditor, describing the audit firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and delineating all relationships between the outside auditor and the Company as required by Independent Standards Board Standard No. 1, and also to present its conclusions with respect to the independent auditor to the full Board.

(i) to further seek to ensure that the outside auditor remains independent by

1. discussing with the outside auditor its independence, including by regularly engaging the outside auditor in a dialogue regarding any disclosed relationships or services between the Company and management which may impact the objectivity and independence of the outside auditor;

2. recommending that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence; and

3. otherwise discussing with the outside auditor all matters required to be discussed by SAS 61.

(j) to review and update this Charter at least annually and recommend any proposed changes to the Board for approval;

(k) to discuss with management the status of pending litigation, taxation matters and other areas of oversight as may be appropriate;

(l) to assist the Board in its oversight of the Company’s compliance with legal and regulatory requirements;

(m) to review the financial statements with management and the independent auditor, including quarterly reviews. Such reviews should include discussions of significant accounting policies, estimates and judgments, any changes in the Company’s selection and application of accounting principles and major financial and accounting risk exposures and the steps management has taken to control them (including off-balance sheet structures);

(n) to provide at least one written report annually to the Board describing the Committee’s

1. historical and planned activities for carrying out the Committee’s duties and responsibilities;

2. appraisal of the financial reporting processes and systems of internal accounting controls;

3. selection, appointment and engagement of the outside auditor; and

4. assessment of the adequacy of this Charter.

(o) to make recommendations to the Board as to whether the Company’s audited financial statements should be included in its annual report on Form 10-K on the basis of (A) the Committee’s review of such audited financial statements; (B) its discussion with management regarding such audited financial statements; (C) its discussion with the outside auditor regarding the independence of the outside auditor and the matters required to be discussed under SAS 61; and (D) its review of the outside auditor’s written statement as required by Independent Standards Board Standard No. 1;

(p) to prepare annually a report for enclosure with the proxy statement that reports to the shareholders on such matters as are required under the rules of the Securities and Exchange Commission as in effect from time to time;

(q) to monitor and assure that the lead and concurring partner of the Company’s independent auditor complies with the five-year rotation requirements and the other rotation requirements of the Securities and Exchange Commission;

(r) to evaluate its performance annually and report its findings to the Board; and

(s) as applicable, to prepare annually a confirmation to Nasdaq confirming such matters as are required under Nasdaq listing standards as in effect from time to time.

Membership:

The Board shall elect not less than three (3) of its members to serve as the Committee, one of whom shall be designated by the Board to serve as chairman.

Each of the members shall be independent, as determined in accordance with the rules of Nasdaq and the Securities and Exchange Commission as in effect from time to time. In addition, in accordance with the rules of Nasdaq and the Securities and Exchange Commission as in effect from time to time, at least one member shall have accounting or related financial management expertise to meet the requirements of a financial expert and each other member shall be financially literate and able to read and understand financial statements at the time of their appointment. Committee members shall not simultaneously serve on the audit committees of more than four other public companies.

Vacancies on the Committee shall be filled by a vote of the Board. The Board may remove a member of the Committee. Any member of the Committee may resign therefrom at any time by delivering a letter of resignation to the chairman of the Board with a copy to the Secretary. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective has not been specified therein, then it shall take effect immediately upon its receipt by the chairman of the Board; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Committee Resources:

The Committee shall have the authority to retain such advisors and employ such resources as are necessary to fulfill its mandates under this Charter.

Committee Meeting and Action:

(a) The Committee, in its entirety, shall meet at least quarterly, or more frequently as circumstances warrant.

(b) The Committee shall meet with the outside auditor and with management to review the results of the audit of the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, prior to the issuance of such annual financial statements to the public; such review will include a discussion of earnings press releases, including pro-forma or adjusted non-GAAP information, and other information or earnings guidance given to analysts and ratings agencies as required by Nasdaq rules.

(c) The Committee shall meet with the outside auditor and with management to review the Company’s quarterly reports on Form 10-Q prior to their filing with the Securities and Exchange Commission; such review will include a discussion of earnings press releases, including pro-forma or adjusted non-GAAP information, and other information or earnings guidance given to analysts and ratings agencies as required by Nasdaq rules.

(d) The Committee shall meet at least once annually or upon the request of any Board member in separate sessions, with any member of management, the internal audit function and the outside auditor to discuss any matter brought forth by any of such parties.

(e) In its meetings with the independent auditor, the Committee shall regularly review with the auditor any audit problems or difficulties encountered in the course of the audit work, as well as management’s response.

Duties and Responsibilities of the Board:

The Board shall:

(a) elect members to the Committee and conduct oversight of the activities of the Committee;

(b) ensure that adequate resources are available to the Committee for proper discharge of its duties and responsibilities;

(c) provide timely written disclosure to the applicable governing or administrative forums of any determination that the Board has made regarding

1. the independence of the members of the Committee;

2. the financial literacy of the members of the Committee;

3. the accounting or related financial management expertise of the financial expert of the Committee; and

4. the annual review and reassessment of the adequacy of this Charter as well as an annual self-evaluation.

(d) as applicable, ensure this Charter is posted on the Company’s Web site as required by Nasdaq rules as in effect from time to time.

Limitation of Committee’s Role:

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW FOR ITEMS 2 AND 3 BELOW AND “3 YEARS” FOR ITEM 4 BELOW. ☒ Please mark your votes like this. 1. Elect the following eleven directors, each for a term of one year: ? FOR all nominees ? WITHHOLD AUTHORITY for all nominees listed below 01 Robert J. Coury 05 Robert J. Cindrich 09 Mark W. Parrish 02 Rodney L. Piatt, C.P.A. 06 Neil Dimick, C.P.A. 10 C.B. Todd 03 Heather Bresch 07 Douglas J. Leech, C.P.A. 11 Randall L. (Pete) Vanderveen,, Ph.D., R.Ph 04 Wendy Cameron 08 Joseph C. Maroon, MD INSTRUCTION: To withhold authority to vote for one or more individual nominees, mark “FOR ALL NOMINEES” above and write in the name of each nominee with respect to whom you wish to withhold authority to vote in the space provided below. 2. Ratify appointment of Deloitte & Touche LLP as our independent registered FOR AGAINST ABSTAIN public accounting firm: ? ? ? 3. Advisory vote on executive compensation FOR AGAINST ABSTAIN ? ? ? 4. Advisory vote on the frequency of an advisory vote on executive compensation 1 YEAR 2 YEARS 3 YEARS ABSTAIN ? ? ? ? To change the address on your account please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1, FOR Items 2 and 3 and for “THREE YEARS” in Item 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof. Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Inc. Date: , 2011 — Signature: — Signature: — Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Please detach along the perforated line VOTE BY TELEPHONE OR INTERNET QUICK EASY IMMEDIATE Your vote over the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY The Internet address is www. voteproxy.com. You will be asked to enter a CONTROL NUMBER, which INTERNET: is located in the lower right-hand corner of this form. VOTE BY PHONE: Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone. You will be asked to enter a CONTROL NUMBER, which is located in the lower right-hand corner of this form. There is NO CHARGE for this call. OPTION A: To vote as the Board of Directors recommends on ALL proposals, press 1. — OPTION B: If you choose to vote on each proposal separately, press 0 and follow the instructions. — IF YOU VOTE BY PHONE OR INTERNET — DO NOT MAIL THE PROXY CARD THANK YOU FOR VOTING è — CONTROL NUMBER for Telephone/Internet Voting PROXY — MYLAN INC. PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FRIDAY, MAY 6, 2011 This Proxy is Solicited on Behalf of the Board of Directors of Mylan Inc. The undersigned hereby appoints ROBERT J. COURY and RODNEY L. PIATT, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN INC. (“Mylan”) which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of Mylan to be held Friday, May 6, 2011, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing: (Continued and to be signed on the reverse side) SEE REVERSE SIDE Address Change (Mark the corresponding box on the reverse side) Please detach along perforated line and sign, date, and mail in the envelope provided MYLAN INC. Annual Meeting of Shareholders Friday, May 6, 2011 ADMISSION TICKET * REQUIRED FOR MEETING ATTENDANCE * PERMITS ONE TO ATTEND * YOUR VOTE IS IMPORTANT! You can vote in one of three ways: MAIL — Sign, date and mail your proxy card in the enclosed envelope as soon as possible. or INTERNET — Vote by Internet at our Internet address, www. voteproxy.com or TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. You may enter your voting instructions at 1-800-776-9437, 1-718-921-8500 or www. voteproxy.com up until 11:59 PM EST on Thursday, May 5, 2011.